Silver Bay Realty Trust Corp. Completes Acquisition of The American Home Portfolio

NEW YORK, April 1, 2015 - Silver Bay Realty Trust Corp. (NYSE: SBY) (the “Company” or “Silver Bay”) announced today that it completed the previously announced acquisition of the portfolio of properties from The American Home. The Company acquired 2,373 properties in the transaction and has an additional 89 properties under contract with Seller to acquire at subsequent closings. The Company paid a purchase price for the acquired properties of $252.2 million in cash using proceeds obtained under its revolving credit facility. The properties are primarily located in Atlanta, Charlotte, Tampa and Orlando.

Silver Bay Realty Trust Corp.
Silver Bay Realty Trust Corp. is a Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.

Additional Information
Stockholders of Silver Bay, and other interested persons, may find additional information regarding Silver Bay at the SEC's Internet site at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447, telephone (952) 358-4400.

Contact
Anh Huynh, Director of Investor Relations, Silver Bay Realty Trust Corp., ahuynh@silverbaymgmt.com, 952-358-4400.